    As filed with the Securities and Exchange Commission on April 5, 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                       Registration No. 33-64659

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                          PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          DUKE REALTY INVESTMENTS, INC.
             (Exact name of registrant as specified in its charter)

          INDIANA                                           35-1740409
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                         Identification No.)

                             8888 KEYSTONE CROSSING
                                   SUITE 1200
                           INDIANAPOLIS, INDIANA 46240
                                 (317) 574-3531
       (Address, including zip code, and telephone number, including area code, of principal executive offices)

                                THOMAS L. HEFNER
                             8888 KEYSTONE CROSSING
                                   SUITE 1200
                           INDIANAPOLIS, INDIANA 46240
                                 (317) 574-3531
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                              ALAN W. BECKER, ESQ.
                              BOSE MCKINNEY & EVANS
                    135 NORTH PENNSYLVANIA STREET, SUITE 2700
                           INDIANAPOLIS, INDIANA 46204
                                 (317) 684-5000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT. If the only securities being registered on this Form are being offered pursuant to dividend
or interest reinvestment plans, please check the following box.   /   /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.   / X /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  /   /

     If delievery of the prospectus is expected to be made pursuant to Rule 434,
please check the followng box. /   /




     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS
- ----------
                                 724,503 SHARES
                          DUKE REALTY INVESTMENTS, INC.
                                  COMMON STOCK
                           -------------------------


     This Prospectus relates to the offer and sale from time to time of shares of the common stock, $.01 par value ("Common Stock") of Duke Realty Investments, Inc. (the "Company") by persons ("Selling Shareholders") who received or will receive such shares in exchange for units of limited partnership interest ("Units") in Duke Realty Limited Partnership (the "Operating Partnership"), of which the Company is the sole general partner. See "Selling Shareholders." The Units were issued in connection with the reorganization of the Company in 1993 and subsequent private placements. The registration of the shares of Common Stock to which this Prospectus relates ("Exchange Shares") does not necessarily mean that any of such shares will be sold by any Selling Shareholders. The Company will not realize any cash proceeds from the exchange of Units for Common Stock or from the sale of the Common Stock by the Selling Shareholders. In accordance with the policy of the Company's Board of Directors, DMI Partnership, an affiliate of the Company is not a Selling Shareholder, and none of the Selling Shareholders to which this Prospectus relates is an executive officer of the Company.


     The Common Stock is listed on the New York Stock Exchange under the symbol DRE. In order to maintain its qualification as a real estate investment trust ("REIT") for federal income tax purposes, the Company's Amended and Restated Articles of Incorporation impose limitations on the number of shares of capital stock that may be owned by any single person or affiliated group. See "Exchange of Units -- Restrictions on Ownership of Shares."


     The Selling Shareholders from time to time may offer and sell
Exchange Shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. See "Plan of Distribution." Each of the Selling Shareholders reserves the right to accept or reject, in whole or in part, any proposed purchase of shares of Common Stock to be made directly or through agents.

     The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of Exchange Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Exchange Shares may be deemed to be underwriting commissions or discounts under the Securities Act.
                            -------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                           -------------------------


The date of this Prospectus is                       , 1996.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                         --------------------------


                             TABLE OF CONTENTS

                                                                       Page
                                                                       ----
Available Information .................................................. 3

Incorporation of Certain Documents
  by Reference ......................................................... 3

The Company ............................................................ 4

Exchange of Units ...................................................... 4

Federal Income Tax Considerations ..................................... 13

Selling Shareholders .................................................. 18

Plan of Distribution .................................................. 18

Legal Opinions ........................................................ 19

Experts ............................................................... 19

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents). Written requests for such copies should be addressed to 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240, Attn: Investor Relations, telephone number (317) 574-3531.

The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 as amended (the "Securities Act"), with respect to the Common Stock offered hereby. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and exhibits thereto.
Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company under the Exchange Act with the Commission are incorporated in this Prospectus by reference and are made a part hereof:


1. The Company's Annual Report on Form 10-K (file no. 1-9044), as amended on Form 10-K/A, for the year ended December 31, 1995.

2. The Company's Current Reports on Form 8-K (file no. 1-9044) dated January 12, 1996 and March 5, 1996, as amended on March 22, 1996 on Forms 8-K/A, and the Company's Current Reports on Form 8-K filed March 28, 1996 and March 29, 1996.

3. The description of the Common Stock contained in the Company's registration statement on Form 8-B (file no. 1-9044) dated May 4, 1992.

     Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Common Stock to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously-filed document incorporated or deemed to be incorporated by reference herein) or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

                                   THE COMPANY

     The Company is a self-administered and self-managed real estate investment trust that began operations through a predecessor in 1972. The Company owns direct or indirect interests in a portfolio of industrial, office and retail properties (the "Properties"), substantially all of which are located in the Midwest, together with land (the "Land") for future development. The Company has the largest commercial real estate operations in Indianapolis and Cincinnati and is one of the largest real estate companies in the Midwest.

     All of the Company's interests in the Properties and the Land are held by, and substantially all of its operations relating to the Properties and the Land are conducted through, the Operating Partnership. The Company controls the Operating Partnership as the sole general partner and owner of in excess of 85% of the outstanding Units. Each Unit may be exchanged by the holder thereof for Common Stock. With each such exchange, the number of Units owned by the Company and, therefore, the Company's percentage interest in the Operating Partnership, will increase. In addition to owning the Properties and the Land, the Operating Partnership also provides services associated with leasing, property management, real estate development, construction and miscellaneous tenant services (the "Related Businesses") for the Properties. The Company also provides services associated with the Related Businesses to third parties and owners of indirectly owned properties through Duke Realty Services Limited Partnership (the "Services Partnership") on a fee basis.


     The Company is an Indiana corporation that was originally incorporated in the State of Delaware in 1985, and reincorporated in the State of Indiana in 1992. The Company's executive offices are located at 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240, and its telephone number is (317) 574-3531.

                            EXCHANGE OF UNITS
GENERAL


     Each limited partner may, subject to certain limitations, require that the Company exchange all or a portion of such partner's Units for shares of Common Stock beginning one year from the date of issuance by delivering a notice to the Company. Upon any such exchange, a limited partner will receive, at the option of the Company as general partner of the Operating Partnership, either (i) a number of shares of Common Stock equal to the number of Units exchanged times the Exchange Ratio provided in the Partnership Agreement (currently one share per Unit) or (ii) if the Company determines in the reasonable exercise of its discretion that issuing Common Stock to such limited partner could cause the Company to fail to qualify as a REIT, cash in an amount equal to the market value of the number of shares of Common Stock the partner would have received pursuant to (i) above. The market value of the Common Stock for this purpose will be equal to the average of the daily closing prices of the Company's Common Stock for the 30 consecutive business days commencing 45 business days before the day on which the notice of exchange was received by the Company.

     Upon the consummation of any such exchange, the Company will acquire the Units being exchanged and will become the owner of the Units. Such an acquisition by the Company will be treated as a sale of the Units to the Company for Federal income tax purposes. See "--Tax Consequences of Exchange" below. The Company will not realize any cash proceeds from the exchange of Common Stock for Units. Each exchange will, however, increase the Company's ownership interest in the Operating Partnership and its allocable share of the Operating Partnership's income. The Company also intends to require the Selling Shareholders to reimburse the Company for their pro rata share of the expenses of registering the Exchange Shares. Upon such an exchange, such limited partner's right to receive distributions with respect to the Units exchanged will cease. However, the limited partner will then have rights as a shareholder of the Company from the time of his or her acquisition of Common Stock, including the payment of dividends.

     A limited partner must notify the Company, as general partner of the Operating Partnership, of such partner's desire to require the Company to exchange Common Stock for Units by sending a notice in the form attached as an exhibit to the Amended and Restated Agreement of Limited Partnership, as amended, of the Operating Partnership (the "Partnership Agreement"), a copy of which is available from the Company. A limited partner must request the exchange of at least 10 Units (or all of the Units held by such holder, if less). An exchange generally will occur on the tenth business day after the notice is delivered by the limited partner.


ACCOUNTING FOR THE EXCHANGE

     The exchange of Units will be accounted for under the purchase method of accounting as an acquisition of minority interest. Under the purchase method of accounting, the purchase price will be based upon the fair value of the Company's common stock at the date of exchange. The purchase price will be allocated based upon the fair value of identifiable assets acquired which will primarily be Real Estate Investments and Investments in Unconsolidated Subsidiaries. Assuming a conversion of 724,503 Units into shares of Company common stock at the March 31, 1996 fair market value of $30.125 per share, the total acquisition price would be $21.8 million. This acquisition price would be allocated $21.15 million to Real Estate Investments and $650,000 to Investments in Unconsolidated Subsidiaries and the Company would record additional shareholder's equity equal to the total purchase price. Assuming this exchange occurred as of January 1, 1995, the net income of the Company on a pro forma basis for the year ended December 31, 1995 would have increased by $629,000 representing a decrease in minority interest expense of $1,174,000 reduced by additional depreciation expense of $545,000. Also on a pro forma basis, net income per share for 1995 would have decreased from $1.54 to $1.52.


TAX CONSEQUENCES OF EXCHANGE

     The following discussion summarizes all material Federal income tax considerations under the Internal Revenue Code of 1986, as amended (the "Code) and associated regulations ("Treasury Regulations") that may be relevant to a limited partner who exercises his right to require the exchange of his Units. The discussion in this section on the tax consequences of the exchange is based on the opinion of Bose McKinney & Evans, which has acted as counsel to the Company.


     TAX TREATMENT OF EXCHANGE OF UNITS. If a limited partner exercises his or her right to require the exchange of Units, the Partnership Agreement provides that the exchange will be treated by the Company, the Operating Partnership and the exchanging limited partner, for tax purposes, as a sale of Units. Such sale will be fully taxable to the exchanging limited partner. Such limited partner will be treated as realizing for tax purposes an amount equal to the sum of the value of the Common Stock received plus the reduction in the amount of any Operating Partnership liabilities allocable to the limited partner. The determination of the amount of gain or loss is discussed more fully below.

     TAX TREATMENT OF DISPOSITION OF UNITS BY LIMITED PARTNER GENERALLY. If a Unit is exchanged in a manner that is treated as a sale of the Unit, or a limited partner otherwise disposes of a Unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such Unit. See "--Basis of Units" below. Upon the sale of a Unit, the "amount realized" will be measured by the sum of the fair market value of Common Stock received plus the reduction in the amount of any Operating Partnership liabilities allocable to the Unit holder. To the extent that the amount of property received plus the reduction in the allocable share of any Operating Partnership liabilities exceeds the limited partner's basis in his or her interest in the Operating Partnership, such limited partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the value of Common Stock received upon such disposition.

     Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a Unit that is attributable to a limited partner's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.

     BASIS OF UNITS. In general, a limited partner who was deemed at the time of acquisition of Units to have received his or her Units upon liquidation of a partnership had an initial tax basis in the Units ("Initial Basis") equal to his or her basis in the partnership interest at the time of such liquidation. Similarly, in general, a limited partner who at the time of acquisition of Units contributed a partnership interest in exchange for his or her Units had an Initial Basis in the Units equal to his or her basis in the contributed partnership interest. A limited partner's Initial Basis in his or her Units generally is increased by (i) such limited partner's share of Operating Partnership taxable and tax-exempt income and (ii) increases in such partner's share of the liabilities of the Operating Partnership (including any increase in his or her share of liabilities occurring in connection with the transaction resulting in acquisition of Units). Generally, such partner's basis in his or her Units is decreased (but not below zero) by (A) his or her share of Operating Partnership distributions, (B) decreases in his or her share of liabilities of the Operating

Partnership (including any decrease in his or her share of liabilities of the Operating Partnership occurring in connection with the transaction resulting in acquisition of Units), (C) his or her share of losses of the Operating Partnership and (D) his or her share of nondeductible expenditures of the Operating Partnership that are not chargeable to his or her capital account.

     POTENTIAL APPLICATION OF THE DISGUISED SALE REGULATIONS TO AN EXCHANGE OF UNITS. There is a risk that an exchange of Units may cause the original transfer of property to the Operating Partnership pursuant to which a limited partner received Units to be treated as a "disguised sale" of property.
Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent direct or indirect transfer of money or other consideration (including the assumption of or taking subject to a liability or a deemed distribution arising from a shift in liabilities) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

     Accordingly, if a Unit is exchanged, the Internal Revenue Service could contend that the Disguised Sale Regulations apply because the limited partner will thus receive shares of Common Stock subsequent to his previous contribution of property to the Operating Partnership. In that event, the IRS could contend that the transaction pursuant to which the limited partner received Units was taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations.

COMPARISON OF OWNERSHIP OF UNITS AND SHARES OF COMMON STOCK

     Generally, the nature of any investment in shares of Common Stock of the Company is substantially equivalent economically to an investment in Units in the Operating Partnership. A holder of a share of Common Stock receives the same distribution that a holder of a Unit receives, and shareholders and Unit holders generally share in the risks and rewards of ownership in the enterprise being conducted by the Company (through the Operating Partnership). However, there are differences between ownership of Units and ownership of Common stock, some of which may be material to investors.

     The information below highlights a number of the significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and Federal income taxation and compares certain legal rights associated with the ownership of Units and Common Stock. These comparisons are intended to assist limited partners of the Operating Partnership in understanding how their investment will be changed if their Units are exchanged for Common Stock. This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of Units should carefully review the balance of this Prospectus and the Registration Statement of which this Prospectus is a part for additional important information about the Company.

- --------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
- --------------------------------------------------------------------------------

                      FORM OF ORGANIZATION AND ASSETS OWNED

The Operating Partnership is organized as an Indiana limited partnership. All of the Company's operations are conducted through the Operating Partnership.


                              LENGTH OF INVESTMENT

The Operating Partnership has a stated termination date of December 31, 2043, although it may be terminated earlier under certain circumstances.


                        PURPOSE AND PERMITTED INVESTMENTS

The purpose of the Operating Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under Indiana's limited partnership law, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit the Company to be classified as a REIT for federal income tax purposes. The Operating Partnership may, subject to the foregoing limitation, invest or enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.



- --------------------------------------------------------------------------------
                                     COMPANY
- --------------------------------------------------------------------------------

                      FORM OF ORGANIZATION AND ASSETS OWNED

The Company is an Indiana corporation. The Company has elected to be taxed as a REIT under the Code and intends to maintain its qualification as a REIT. The Company's primary asset is its interest in the Operating Partnership, which the Company an indirect investment in the properties and other assets owned by the Operating Partnership. The Company also owns all of the common stock of its subsidiary, Duke Services, Inc. ("DSI"), which serves as the sole general partner of the Services Partnership.


                              LENGTH OF INVESTMENT

The Company has a perpetual term and intends to continue its operations for an indefinite time period.


                        PURPOSE AND PERMITTED INVESTMENTS

Under its Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), the Company may engage in any lawful activity permitted under Indiana law. However, under the Partnership Agreement the Company, in its capacity as general partner, may not conduct any business other than the business of the Operating Partnership, the Services Partnership and Duke Construction Limited Partnership and cannot own any assets other than its interests in the Operating Partnership, DSI and such bank accounts or similar instruments as are necessary to carry out its responsibilities under the Partnership Agreement or its organizational documents.

- --------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
- --------------------------------------------------------------------------------

                                ADDITIONAL EQUITY

The Operating Partnership is authorized to issue Units and other partnership interests to the partners or to other persons for such consideration and on such terms and conditions as the Company, in its sole discretion, may deem appropriate. In addition, the Company may cause the Operating Partnership to issue to the Company additional Units or other partnership interests in different series or classes which may be senior to the Units in conjunction with the offering of securities of the Company having substantially similar rights, in which the proceeds thereof are contributed to the Operating Partnership. No limited partner has any preemptive, preferential or similar rights with respect to additional capital contributions to the Operating Partnership or the issuance or sale of any interests therein.


                               BORROWING POLICIES

The Company as general partner has full power and authority to borrow money on behalf of the Operating Partnership. The Operating Partnership is subject to various restrictions on borrowings imposed by the Indenture for its 7 1/4% Notes due September 22, 2002 and 7 3/8% Notes due September 22, 2005. In addition, the Company, for itself and as general partner of the Operating Partnership is currently targeting a ratio of long-term debt to market capitalization in the range of 25% to 40%. The foregoing reflects the Company's general policy over time and is not intended to operate in a manner that inappropriately restricts the ability to raise additional capital, including additional debt, to implement the planned growth of the Company and the Operating Partnership, to pursue attractive acquisition opportunities that may arise or to otherwise act in a manner that the Board of Directors believes to be in the best interests of the Company and its shareholders. The Board of Directors, with the assistance of management of the Company, may reevaluate from time to time its debt and other capitalization policies in light of then current economic conditions, including the relative costs of debt and equity capital, the market value of the Operating Partnership's properties, growth and acquisition opportunities, the market value of its equity securities in relation to the Company's view of the market value of its properties, and other factors, and may modify its debt policy.



- --------------------------------------------------------------------------------
                                     COMPANY
- --------------------------------------------------------------------------------

                                ADDITIONAL EQUITY

The Board of Directors of the Company may issue, in its discretion, additional equity securities consisting of Common Stock or Preferred Stock; PROVIDED, HOWEVER, that the total number of shares issued does not exceed the authorized number of shares of capital stock set forth in the Company's Articles of Incorporation. As long as the Operating Partnership is in existence, the net proceeds of all equity capital raised by the Company will be contributed to the Operating Partnership in exchange for Units or other interests in the Operating Partnership, provided that the General Partner's contribution will be deemed to be an amount equal to the net proceeds of any such offering plus any underwriter's discount or other expenses incurred in connection with such issuance.



                               BORROWING POLICIES

The Company is not restricted under its governing instruments from incurring borrowings. However, the Company generally applies the same borrowing policies to its own activities as to those of the Operating Partnership.

- --------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
- --------------------------------------------------------------------------------

                          OTHER INVESTMENT RESTRICTIONS

Other than restrictions precluding investments by the Operating Partnership that would adversely affect the qualification of the Company as a REIT or that would involve the Operating Partnership in a business in which the Company is not permitted to engage by its Articles of Incorporation, there are no restrictions on the Operating Partnership's authority to enter into certain transactions, including, among others, making investments, lending Operating Partnership funds, or reinvesting the Operating Partnership's cash flow and net sale or refinancing proceeds.


                               MANAGEMENT CONTROL

All management powers over the business and affairs of the Operating Partnership are vested in the Company as general partner of the Operating Partnership, and no limited partner of the Operating Partner has any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership. The general partner may not be removed by the limited partners for any reason.


                                FIDUCIARY DUTIES

Under Indiana law, the general partner of the Operating Partnership is accountable to the Operating Partnership as a fiduciary and, consequently, is required to exercise good faith in all of its dealings with respect to partnership affairs. However, under the Partnership Agreement, the general partner is under no obligation to take into account the tax consequences to any partner of any action taken by it. The general partner will have no liability to a limited partner as a result of any liabilities or damages incurred or suffered by, or benefits not derived by, a limited partner as a result of any action or inaction of the general partner so long as the general partner acted in good faith.



- --------------------------------------------------------------------------------
                                     COMPANY
- --------------------------------------------------------------------------------


                          OTHER INVESTMENT RESTRICTIONS

Neither the Company's Articles of Incorporation nor its bylaws impose any restrictions upon the types of investments made by the Company except that under the Articles of Incorporation, the Company is only permitted to engage in acts or activity not inconsistent with the Company's REIT status.


                               MANAGEMENT CONTROL

The Board of Directors has exclusive control over the Company's business and affairs subject only to the restrictions in the Articles of Incorporation, the bylaws and the Partnership Agreement. The Board of Directors is classified into three classes of directors. At each annual meeting of the shareholders, the successors of the class of directors whose terms expire at that meeting will be elected. The policies adopted by the Board of Directors may be altered or eliminated without approval of the shareholders. Accordingly, except for their vote in the elections of directors, shareholders have no control over the ordinary business policies of the Company.


                                FIDUCIARY DUTIES

Under Indiana law, the directors must perform their duties in good faith, in a manner that they believe to be in the best interests of the Company and with the care an ordinary prudent person would exercise under similar circumstances. Directors of the Company who act in such a manner generally will not be liable to the Company for monetary damages arising from their activities.

- --------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
- --------------------------------------------------------------------------------

                    MANAGEMENT LIABILITY AND INDEMNIFICATION

The Partnership Agreement generally provides that the general partner will incur no liability to the Operating Partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the general partner acted in good faith. In addition, the general partner is not responsible for any misconduct or negligence on the part of its agents provided the general partner appointed such agents in good faith. The general partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors. Any action the general partner takes or omits to take in reliance upon the opinion of such persons, as to matters which the general partner reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The Partnership Agreement also provides for indemnification of the general partner, the directors and officers of the general partner, and such other persons as the general partner may from time to time designate, against any and all losses, claims, damages, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings that relate to the operations of the Operating Partnership in which such person may be involved, or is threatened to be involved, to the fullest extent permitted under Indiana law.


                            ANTI-TAKEOVER PROVISIONS

Except in limited circumstances, the general partner of the Operating Partnership has exclusive management power over the business and affairs of the Operating Partnership. The general partner may not be removed by the limited partners with or without cause. Under the Partnership Agreement the general partner may, in its sole discretion, prevent a limited partner from transferring his interest or any rights as a limited partner except in certain limited circumstances. The general partner may exercise this right of approval to deter, delay or hamper attempts by persons to acquire an interest in the Operating Partnership.



- --------------------------------------------------------------------------------
                                     COMPANY
- --------------------------------------------------------------------------------

                    MANAGEMENT LIABILITY AND INDEMNIFICATION

As permitted by Indiana law, the Articles of Incorporation include a provision limiting the liability of the Company's directors to the corporation and its shareholders for money damages, subject to specified restrictions. The law does not, however, permit the liability of directors and officers to the corporation or its shareholders to be limited to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision in the Articles of Incorporation does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                            ANTI-TAKEOVER PROVISIONS

The Articles of Incorporation and bylaws of the Company contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of the Company or the removal of incumbent management.

- --------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
- --------------------------------------------------------------------------------

                                  VOTING RIGHTS

Under the Partnership Agreement, the limited partners generally do not have voting rights relating to the operation and management of the Operating Partnership. Limited partners do have the right to vote on certain limited matters under the Partnership Agreement, such as a merger or sale of all or substantially all of the assets of the Operating Partnership, certain amendments to the Partnership Agreement, and dissolution of the Operating Partnership. The ownership of Units does not entitle the holder thereof to vote on any manner to be voted upon by the shareholders of the Company.


     AMENDMENT OF THE PARTNERSHIP AGREEMENT OR THE ARTICLES OF INCORPORATION

Amendments to the Partnership Agreement may be proposed by the general partner or by any limited partners holding 10 percent or more of the Partnership interests. Approval of such an amendment generally requires the vote of the general partner and the holders of at least 90% of the outstanding Units, including those Units held by the general partner. Certain amendments may be approved solely by the general partner, such as, among other things, amendments that would add to the obligations of the general partner, reflect the admission, substitution, termination or withdrawal of partners, or satisfy any legal requirements. Certain amendments that affect the fundamental rights of a limited partner must be approved by each affected limited partner.


       VOTE REQUIRED TO DISSOLVE THE OPERATING PARTNERSHIP OR THE COMPANY

Under the terms of the Partnership Agreement, the Operating Partnership may be dissolved by, among other things, the vote of the general partner and the holders of at least 90% of the outstanding Units, including those Units held by the general partner.



- --------------------------------------------------------------------------------
                                     COMPANY
- --------------------------------------------------------------------------------

                                  VOTING RIGHTS

Shareholders of the Company have the right to vote on, among other things, a merger or sale of all or substantially all of the assets of the Company, amendments to the Articles of Incorporation and dissolution of the Company. The Company is managed and controlled by a Board of Directors consisting of three classes having staggered terms of office. Each class is to be elected by the shareholders at annual meetings of the Company. All shares of Common Stock have one vote, and the Articles of Incorporation permit the Board of Directors to classify and issue Preferred Stock in one or more series having voting power which may differ from that of the Common Stock.


     AMENDMENT OF THE PARTNERSHIP AGREEMENT OR THE ARTICLES OF INCORPORATION

The Company's Articles of Incorporation may not be amended without the affirmative vote of at least a majority of the shares of capital stock outstanding and entitled to vote thereon voting together as a single class, provided that certain provisions of the Articles of Incorporation may not be amended without the approval of the holders of 80% of the shares of capital stock of the Company outstanding and entitled to vote thereon voting together as a single class. The Company's bylaws may be amended by the Board of Directors or a majority of the shares cast of capital stock entitled to vote thereupon at a duly constituted meeting of shareholders.


       VOTE REQUIRED TO DISSOLVE THE OPERATING PARTNERSHIP OR THE COMPANY

Under Indiana law, the Company may generally be dissolved by (i) the affirmative vote of a majority of the entire Board of Directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of shareholders, and (ii) upon proper notice, shareholder approval by the affirmative vote of the holders of a majority of the total number of shares of Stock outstanding and entitled to vote thereon voting as a single class.

- --------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
- --------------------------------------------------------------------------------


                      VOTE REQUIRED TO SELL ASSETS OR MERGE

Under the Partnership Agreement, the sale, exchange, transfer or other disposition of all or substantially all of the Operating Partnership's assets or the merger or consolidation of the Operating Partnership requires the consent of the general partner and holders of at least 90% of the outstanding Units (including Units held by the general partner).


                      COMPENSATION, FEES AND DISTRIBUTIONS

The general partner does not receive any compensation for its services as general partner of the Operating Partnership. As a partner in the Operating Partnership, however, the general partner has the same right to allocations and distributions as other partners of the Operating Partnership. In addition, the Operating Partnership reimburses the general partner for all expenses incurred in connection with the business of the Operating Partnership.


                             LIABILITY OF INVESTORS

Under the Partnership Agreement and applicable Indiana law, the liability of the limited partners for the Operating Partnership's debts and obligations is generally limited to the amount of their investment in the Operating Partnership.


                              NATURE OF INVESTMENT

The Units constitute equity interests entitling each limited partner to a pro rata share of cash distributions made to the limited partners of the Operating Partnership. The Operating Partnership generally intends to retain and reinvest proceeds of the sale of property or excess refinancing proceeds in its business.



- --------------------------------------------------------------------------------
                                     COMPANY
- --------------------------------------------------------------------------------

                      VOTE REQUIRED TO SELL ASSETS OR MERGE

Under Indiana law, a corporation generally cannot sell substantially all of its assets or merge without the approval of the holders of a majority of the shares entitled to vote on the matter. Indiana law and the Company's Articles of Incorporation establish special requirements with respect to "business combinations" between the Company and certain substantial shareholders unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between the Company and a substantial shareholder and in some cases requires a majority vote of the shares other than those owned by the substantial shareholder for such transactions after the end of the five-year period.


                      COMPENSATION, FEES AND DISTRIBUTIONS

The directors and officers of the Company receive compensation for their services.


                             LIABILITY OF INVESTORS

Under Indiana law, shareholders are not personally liable for the debts or obligations of the Company.


                              NATURE OF INVESTMENT

The shares of Common Stock constitute equity interests in the Company. The Company is entitled to receive its pro rata share of distributions made by the Operating Partnership with respect to the Units, and each shareholder will be entitled to his pro rata share of any dividends or distributions paid with respect to the Common Stock. The dividends payable to the shareholders are not fixed in amount and are only paid if, when and as declared by the Board of Directors. In order to qualify as a REIT, the

- --------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
- --------------------------------------------------------------------------------

                          POTENTIAL DILUTION OF RIGHTS

The general partner of the Operating Partnership is authorized, in its sole discretion and without limited partner approval, to cause the Operating Partnership to issue additional limited partnership interests and other equity securities for any partnership purpose at any time to the limited partners or to other persons on terms established by the general partner.


                                    LIQUIDITY

The limited partners generally may not transfer their Units without the prior written consent of the Company as general partner, which consent may be given or withheld by the Company in its sole and absolute discretion, except in certain limited circumstances specified in the Partnership Agreement. No transferee will be admitted to the Operating Partnership as a substitute limited partner having the rights of a limited partner without the consent of the Company as the general partner and provided that certain other conditions are met, including an agreement to be bound by the terms and conditions of the Partnership Agreement.



- --------------------------------------------------------------------------------
                                     COMPANY
- --------------------------------------------------------------------------------

Company must distribute 95% of its taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

                          POTENTIAL DILUTION OF RIGHTS

The Board of Directors of the Company may issue, in its discretion, additional shares of Common Stock and have the authority to issue from the authorized capital stock a variety of other equity securities of the Company with such powers, preferences and rights as the Board of Directors may designate at the time. The issuance of additional shares of either Common Stock or other similar equity securities may result in the dilution of the interests of the shareholders.


                                    LIQUIDITY

Upon the effectiveness of the Registration Statement of which this Prospectus is a part, the Exchange Shares issued upon exchange of Units will be freely transferable as registered securities under the Securities Act. The Common Stock is listed on the NYSE. The breadth and strength of this market will depend, among other things, upon the number of shares outstanding, the Company's financial results and prospects, the general interest in the Company's portfolio and in real estate investments generally and the Company's dividend yield compared to that of other debt and equity securities.


RESTRICTIONS ON OWNERSHIP OF SHARES

     For the Company to qualify as a REIT for federal income tax purposes, no more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individiuals (as defined in the law to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year, and the Common Stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expected to continue to qualify as a REIT, the Amended and Restated Articles of Incorporation of the Company contain a restriction intended to ensure compliance with these requirements which authorizes, but does not require, the board of directors to refuse to give effect to a transfer of Common Stock which, in its opinion, might jeoparidize the status of the Company as a REIT. This provision also renders null and void any purported acquisition of shares which would result in the disqualification of the Company as a REIT. The provision also gives the board of directors the authority to take such actions as it deems advisable to enforce the provision. Such actions might include, but are not limited to, refusing to give effect to, or seeking to enjoin, a transfer which might jeopardize the Company's status as a REIT. The provision also requires any shareholder to provide the Company such information regarding his direct and indirect ownership of Common Stock as the Company may reasonably require.


                    FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following discussion summarizes all material Federal income tax consequences to an investor in shares of Common Stock. Such discussion is based upon current law. The discussion is focused on the classification of the Company as a REIT and does not address all tax considerations applicable to prospective investors, nor does the discussion give a detailed description of any state, local, or foreign tax considerations. This discussion does not describe all of the aspects of Federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax exempt entities, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the Federal income tax laws. As used in this section, the term "Company" refers solely to Duke Realty Investments, Inc.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

      GENERAL. The Company expects to continue to be taxed as a REIT for Federal income tax purposes. Management believes that the Company was organized and has operated in such a manner as to meet the requirements for qualification and taxation as a REIT under the Code, and that the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company will continue to operate in a manner so as to remain qualified as a REIT.

     In the opinion of Bose McKinney & Evans which has acted as counsel to the Company ("Counsel"), assuming the Company was organized in conformity with and has satisfied the requirements for qualification and taxation as a REIT under the Code for each of its taxable years from and including the first year for which the Company made the election to be taxed as a REIT, and the assumptions and representations referred to below are true, the proposed methods of operation of the Company, the Operating Partnership and the Services Partnership will permit the Company to continue to qualify to be taxed as a REIT for its current and subsequent taxable years. This opinion is based upon certain assumptions relating to the organization and operation of DSI, the Operating Partnership and the Services Partnership and is conditioned upon certain representations made by Company personnel and affiliates as to certain factual matters relating to the Company's past operations and the intended manner of future operation of the Company, the Operating Partnership, and the Services Partnership. The opinion is further based upon the Company's receipt of a letter ruling from the IRS dated September 30, 1994, which concluded that the Company's and the Operating Partnership's distributive shares of the gross income of the Services Partnership will be in proportion to their respective percentage shares of the capital interests of the partners of the Services Partnership. Counsel is not aware of any facts or circumstances which are inconsistent with these assumptions and representations. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS, and no assurance can be given that the IRS will not challenge the status of the Company as a REIT for Federal income tax purposes. The Company's qualification and taxation as a REIT has depended and will depend upon, among other things, the Company's ability to meet on a continuing basis, through ownership of assets, actual annual operating results, receipt of qualifying real estate income, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Counsel has not reviewed past compliance with these tests and will not review compliance with these tests on a periodic or continuing basis. Accordingly, no assurance can be given respecting the satisfaction of such tests. See "Taxation of the Company -- Failure to Qualify."

     The following is a general summary of the Code sections which govern the Federal income tax treatment of a REIT and its shareholders. These sections of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations thereof as currently in effect.

     If the Company qualifies for taxation as a REIT and distributes to its shareholders at least 95% of its REIT taxable income, it generally is not subject to Federal corporate income taxes on net income that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to Federal income tax as follows: (i) the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains; (ii) under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference, if any; (iii) if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax; (iv) if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability; (v) if the Company should fail to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year; (2) 95% of its REIT capital gain net income for such year; and (3) any undistributed taxable income from prior years, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; (vi) if the Company has (1) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by the Company by foreclosure or otherwise on default on a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business; or
(2) other non qualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate; and (vii) if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to tax at the corporate level) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period (the "Restriction Period") beginning on the date on which such asset was acquired by the Company, then, pursuant to guidelines issued by the IRS, the excess of the fair market value of such property at the beginning of the applicable Restriction Period over the Company's adjusted basis in such asset as of the beginning of such Restriction Period will be subject to a tax at the highest regular corporate rate. The results described above with respect to the recognition of built in gain assume that the Company will make an election pursuant to IRS Notice 88-19 or applicable future administrative rules or Treasury Regulations.

     REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association: (1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) which has the calendar year as its taxable year; (6) the beneficial ownership of which is held by 100 or more persons; (7) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (8) which meets certain income and assets tests, described below. The Company believes it currently satisfies requirements (1) through (7).

     INCOME TESTS. In order to qualify as a REIT, there are three gross income tests that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property (including "rents from real property," gain from the sale of real property and, in certain circumstances, interest) or from qualified types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test or from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, less than 30% of the Company's gross income (including gross income from prohibited transactions) must be derived from gain in connection with the sale or other disposition of stock or securities held for less than one year, property in a prohibited transaction, and real property held for less than four years (other than involuntary conversions and foreclosure property).

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income tests for a REIT described above only if several conditions (related to the relationship of the tenant to the Company, the method of determining the rent payable and nature of the property leased) are met. The Company does not anticipate receiving rents in excess of a de minimis amount that fail to meet these conditions. Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" that is adequately compensated and from whom the Company derives no income; provided, however, that the Company may perform services "usually or customarily rendered" in connection with the rental of space for occupancy only and not otherwise considered "rendered to the occupant" ("Permissible Services").

     The Company provides certain management, development, construction and other tenant related services (collectively, "Real Estate Services") with respect to the Properties through the Operating Partnership, which is not an independent contractor. Management believes that the material services provided to tenants by the Operating

Partnership are Permissible Services. To the extent services to tenants do not constitute Permissible Services, such services are performed by an independent contractor.

     The Company derives a portion of its income from the Operating Partnership's interest as a limited partner in the Services Partnership and its ownership of DSI which is a general partner of the Services Partnership. The Services Partnership receives fees for Real Estate Services with respect to properties that are not owned directly by the Operating Partnership, which fees will not qualify as rents from real property. In addition, the Services Partnership receives fees in consideration for the performance of management and administrative services with respect to Properties not entirely owned by the Operating Partnership. All or a portion of such management and administrative fees will also not qualify as "rents from real property" for purposes of the 75% or 95% gross income tests. Pursuant to Treasury Regulations, a partner's capital interest in a partnership determines its proportionate interest in the partnership's gross income from partnership assets for purposes of the 75% and 95% gross income tests. For this purpose, the capital interest of a partner is determined by dividing its capital account by the sum of all partners' capital accounts. Presently, the Operating Partnership's capital interest in the Services Partnership is 9% and DSI's capital interest in the Services Partnership is 1%. The partnership agreement of the Services Partnership provides, however, for varying allocations of income which differ from capital interests, subject to certain limitations on the aggregate amount of gross income which may be allocated to the Operating Partnership and DSI. The Company has obtained a letter ruling from the IRS that allocations according to capital interests are proper for applying the 75% and 95% gross income tests. Thus, for purposes of these gross income tests, at present the Services Partnership allocates 9% of its gross income to the Operating Partnership and 1% to DSI. Although certain of the Real Estate Services fees allocated from the Services Partnership do not qualify under the 75% or 95% gross income tests as "rents from real property," the Company believes that, at least presently and in the near term, the aggregate amount of such fees (and any other non qualifying income) allocated to the Company in any taxable year will not cause the Company to exceed the limits on non qualifying income under the 75% or 95% gross income tests described above.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed on certain excess net income.

     ASSET TESTS. In order for the Company to maintain its qualification as a REIT, at the close of each quarter of its taxable year, it must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items, and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% assets class. Third, of the assets held in securities other than those in the 75% assets class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary [as defined in the Code] or another REIT).

     The Company is deemed to directly hold its proportionate share of all real estate and other assets of the Operating Partnership and should be considered to hold its proportionate share of all assets deemed owned by the Operating Partnership and DSI through their ownership of partnership interests in the Services Partnership and other partnerships. As a result, management believes that more than 75% of the Company's assets are real estate assets. In addition, management does not expect the Company to hold (1) any securities representing more than 10% of any one issuer's voting securities other than DSI, which is a qualified REIT subsidiary, nor (2) securities of any one issuer exceeding 5% of the value of the Company's gross assets (determined in accordance with generally accepted accounting principles).

     ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, generally must distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain), and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non cash income. In addition, if the Company disposes of any asset during its Restriction Period, the Company will be required to distribute at least 95% of the built in gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT net capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to regular capital gains and ordinary corporate tax rates on undistributed income and also may be subject to a 4% excise tax on undistributed income in certain events. The Company believes that it has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due primarily to the expenditure of cash for nondeductible expenses such as principal amortization or capital expenditures. In such event, the Company may borrow or may cause the Operating Partnership to arrange for short term or other borrowing to permit the payment of required dividends or pay dividends in the form of taxable stock dividends. If the amount of nondeductible expenses exceeds non cash deductions, the Operating Partnership may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

     FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF THE COMPANY'S SHAREHOLDERS

     TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS. As long as the Company qualifies as a REIT, dividend distributions made to the Company's taxable domestic shareholders (generally shareholders who are (i) citizens or residents of the United States, (ii) corporations, partnerships or other entities created or organized in or under the laws of the United States or any political subdivision thereof, or (iii) estates or trusts the income of which is subject to United States Federal income taxation regardless of its source) will be taken into account by them as ordinary income to the extent of the Company's current or accumulated earnings and profits. Corporate shareholders will not be entitled to the dividends received deduction.

     Any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares of Common Stock, they will be included in income as long-term capital gain assuming the shares are a capital asset in the hands of the shareholder.

     Certain distributions may be designated as capital gain dividends and will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. In general, a shareholder will realize capital gain or loss on the disposition of shares of Common Stock equal to the difference between the sales price and the adjusted tax basis of such shares. Gain or loss realized upon the sale or exchange of Common Stock by a shareholder who has held such Common Stock for more than one year generally will be treated as long-term gain or loss, respectively, and otherwise will be treated as short-term capital gain or loss. However, losses incurred upon a sale or exchange of shares of Common Stock by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be deemed a long-term capital loss to the extent of any capital gain dividends received by the selling shareholder with respect to such Common Stock.

     Distributions from the Company and gain from the disposition of shares will not be treated as passive activity income for purposes of the passive activity loss limitation. Distributions from the Company (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment interest limitation. Gain from the disposition of shares generally will not be treated as investment income unless the taxpayer elects to have the gain taxed at ordinary income rates.

     BACKUP WITHHOLDING. The Company will report to its shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. Additional issues may arise pertaining to information reporting and backup withholding with respect to non-U.S. shareholders, and non-U.S. shareholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

OTHER TAX CONSIDERATIONS

     EFFECT OF TAX STATUS OF OPERATING PARTNERSHIP AND SERVICES PARTNERSHIP AND OTHER PARTNERSHIPS ON REIT QUALIFICATION. All of the Company's investments are through DSI and the Operating Partnership, which in turn hold interests in other partnerships, including the Services Partnership. The Company believes that the Operating Partnership, and each other partnership in which it holds an interest, is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation). If, however, the Operating Partnership were treated as an association taxable as a corporation, the Company would cease to qualify as a REIT. If the Services Partnership or any of the other partnerships were treated as an association taxable as a corporation and the Operating Partnership's interest in such partnership exceeded 10% of the partnership's voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT. Furthermore, in such a situation, any partnerships treated as a corporation would be subject to corporate income taxes, and distributions from any such partnership to the Company would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and which therefore could make it more difficult for the Company to meet the 75% asset test described above.

     TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Properties) to the Operating Partnership. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as "Book Tax Difference"). The partnership agreement of the Operating Partnership requires allocations of income, gain, loss and deduction with respect to a contributed Property be made in a manner consistent with the special rules of Section 704(c) of the Code and the regulations thereunder, which will tend to eliminate the Book Tax Differences with respect to the contributed Properties over the life of the Operating Partnership. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book Tax Differences on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Properties in the hands of the Operating Partnership could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time of contribution, and (ii) possibly to be allocated taxable gain in the event of a sale of such contributed Properties in excess of the economic or book income allocated to the Company as a result of such sale. The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased its interests in the Properties at their agreed values.


     STATE AND LOCAL TAXES. The Company or its shareholders or both may be subject to state, local or other taxation in various state, local or other jurisdictions, including those in which they transact business or reside. The tax treatment in such jurisdictions may differ from the Federal income tax consequences discussed above.

     FOREIGN SHAREHOLDERS. The rules governing United States income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and foreign trust and estates (collectively, "Non-U.S. Shareholders") are quite complex. Certain distributions paid by the Company to Non-U.S. Shareholders will be subject to U.S. tax withholding. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws on an investment in the Company, and to determine their reporting requirements, if any.

     Holders of Units intending to exchange their Units for shares of Common Stock are urged to consult with their own tax advisors with respect to Federal, state, local and other tax laws applicable to their specific situations.


                              SELLING SHAREHOLDERS

     As described elsewhere herein, the Selling Shareholders are certain persons who have received or will receive Exchange Shares of Common Stock in exchange for Units. The following table provides the names of and the number of Exchange Shares of Common Stock beneficially owned and offered hereby by each Selling Shareholder. As the Selling Shareholders may sell all, some or none of their Exchange Shares, no estimate can be made of the aggregate number of Exchange Shares that are to be offered hereby, or the aggregate number of shares of Common Stock that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus relates.

     The Exchange Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below:

                                                 Number of Exchange Shares
                                                  Beneficially Owned and
       Name(1)                                        Offered Hereby
- --------------------------                        ------------------------
Indianapolis Park, Inc. (2)                                298,426
World Park, Inc. (2)                                       157,338
Castleton II, Inc. (2)                                      65,807
Market Square Indianapolis, Inc. (2)                        46,008
AMRI Loan Corporation (2)                                   38,041
Wm. A. Natorp Co.                                           26,052
Natorp Ltd.                                                 22,575
Richard L. Cronenberg                                       12,354
Jennifer LoPatin                                             4,422
McKinley Associates, Inc.                                    3,183
Norman LoPatin                                               2,527
Albert LoPatin                                               2,526
Florence LoPatin                                             2,526
Fred C. Shure, as Trustee of the
  J.P. Trust I Dated  August 24, 1984                        2,094
Elaine K. Dan                                                1,884
Francis B. Quinn (3)                                         1,561
Samuel Sadler                                                1,465
Harvey Bergman, as Trustee of the
  Harvey Bergman Revocable Trust
  Dated February 17, 1993                                    1,423
Laurence Bergman                                             1,423
Thelma J. Bergman, as Trustee for the
  Thelma J. Bergman Revocable Trust
  Dated February 17, 1993                                    1,422
Laurence Bergman, as Trustee of the
  Bergman-Green Trust                                        1,422
David H. Todd                                                1,067
Dale C. Hays                                                 1,047
Scott Turban                                                 1,047
V & R Investment Co.                                         1,047
William K. Loughrey                                          1,046
Ira A. Eichner                                                 838
Francis J. Pauli, as Trustee for the
  Francis J. Pauli Trust Dated
  September 18, 1975                                           838
Marjorie B. Adler                                              711
Steven G. Adler                                                711
Thomas Bergman                                                 711
Rebecca T. Carman                                              711
Daniel J. Feigelson                                            711
Jodi B. Feigelson                                              711
Donald J. Holzberg, as Trustee of the
  Donald J. Holzberg Revocable Trust
  Dated October 4, 1991                                        711
Elinor Holzberg, as Trustee of the
  Elinor Holzberg Revocable Trust
  Dated October 4, 1991                                        711
Ruth T. Lawrence                                               711
Barbara M. Todd                                                711
Katherine M. Todd                                              711
Mary E. Todd                                                   711
Hawley Todd, Jr.                                               711
Mark LoPatin                                                   632
Toby F. Chudnow, as Trustee for the
  Mandel Chudnow Revocable Living Trust
  Dated September 18, 1989                                     628
John T. Lawrence                                               534
Joshua Lawrence                                                534
Lorin M. and Helen J. Brown                                    524
Richard E. Charlick, As Trustee for the
  Richard E. Charlick Revocable Living Trust
  Dated January 9, 1971                                        524
Joseph and Arlene Crystal                                      524
Irwin M. Eisen                                                 524
Jacob and Pearl Feldman                                        524
Richard H. Gustadt, as Trustee for the
  Richard H. Gustadt Trust
  Dated December 13, 1984                                      524
Allen Hirschfield, as Trustee for the
  Allen Hirschfield Trust
  Dated August 26, 1985                                        524
Leona Hoyt, as Trustee for the
  Joseph Hoyt Trust
  Dated March 25, 1974                                         524
Calumet National Bank, as Executor of the
  Estate of Marsha R. Levine                                   524
Mary H. O'Leary, as Trustee for the
  Mary H. O'Leary Trust
  U/A/D March 17, 1992                                         524
Nancy S. Pickus, as Executor of the
  Estate of Albert P. Pickus                                   524
Alice Polin, as Trustee for the
  Alice Polin Trust
  Dated April 17, 1987                                         524
Vivian Fell Sangunett                                          524
Joel R. Saper                                                  524
Alvin and Beverly Shapiro                                      524
Sanford Siporin                                                524
Paul L. and Tiana Tai                                          524
Penny H. O'Malley, as Trustee of
  LizMark Trust #1
  Dated December 30, 1983                                      420
Lawrence B. Brilliant, as Trustee for the
  Lawrence B. Brilliant Trust
  Dated February 11, 1985                                      314
C. Wendell Dunbar, Jr., as Trustee for the
  C. Wendell Dunbar, Jr. Revocable Trust
  Dated November 3, 1983                                       314
Kathy Bergman                                                  309
Ralph L. Brandt                                                262
Betty L. Greenberg                                             262
McKinley Foundation                                            252
Ronald N. Weiser, as Trustee for the
  Scott D. Turban Irr. Family Trust
  Dated March 31, 1991                                         251
Ronald N. Weiser                                               179
Ronald N. Weiser, Trustee for the
  Ronald N. Weiser Trust
  Dated June 7, 1983 as amended March 24, 1992                  52
                                                           -------
 TOTAL                                                     724,503
                                                           -------
                                                           -------

- --------------

(1) Selling Shareholders that are entities may distribute Exchange Shares to their equity owners prior to sale under this prospectus. Any such persons will be identified by a supplement to this prospectus.
(2) Geoffrey Button, a director of the Company, was an officer of an affiliate of these Selling Shareholders until the fourth quarter of 1995.
(3) Mr. Quinn was an officer of the Company until March 1995.


                              PLAN OF DISTRIBUTION


     This Prospectus relates to the offer and sale from time to time of Exchange Shares by persons who have received or will receive Exchange Shares without registration. The Company has registered the Exchange Shares for sale to provide the Selling Shareholders with freely tradeable securities, but registration of such shares does not necessarily mean that all or any of such shares will be offered or sold by the Selling Shareholders. The Company will not receive any proceeds from the offering by the Selling Shareholders or from the issuance of the Exchange Shares to holders of Units upon receiving a notice of exchange (but it will acquire from such holders the Units tendered for exchange).

     Subject to the terms and conditions contained in the partnership agreement, as amended, of the Operating Partnership (the "Partnership Agreement"), the Company, as general partner of the Operating Partnership, has agreed to exchange all or a portion of the Units held by limited partners in the Operating Partnership other than the Company for shares of Common Stock at a ratio determined in accordance with the Partnership Agreement. Following any such exchange, the Company will become the owner of the Units so exchanged.

     Pursuant to the Partnership Agreement, each Unitholder wishing to exchange Units for Common Stock must deliver a notice of exchange to the Company substantially in the form prescribed by the Partnership Agreement. The notice of exchange will be effective as to any such Unitholder on a date 10 business days after receipt by the Company of the notice of exchange.


     The Common Stock is listed on the NYSE.


     The Selling Shareholders may from time to time offer the Exchange Shares in one or more transactions (which may involve block transactions) on the NYSE or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the NYSE, in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.




     The Selling Shareholders may effect such transactions by selling Exchange Shares to or through broker-dealers or through other agents, and such broker-dealers or agents may receive compensation in the form of commissions from the Selling Shareholders, which will not exceed those customary in the types of transactions involved, and/or the purchasers of Exchange Shares for whom they may act as agent. The Selling Shareholders and any dealers or agents that participate in the distribution of Exchange Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Exchange Shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

     In the event of a "distribution" of the shares, Selling Shareholders, any selling broker-dealer or agent and any "affiliated purchasers" may be subject to Rule 10b-6 under the Exchange Act, which would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Rule 10b-7 under the Exchange Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this Offering.

     In order to comply with the securities laws of certain states, if applicable, the Exchange Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Exchange Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.


                                 LEGAL OPINIONS


     The legality of the Securities offered hereby is being passed upon for the Company by Bose McKinney & Evans, Indianapolis, Indiana. The descriptions of Federal income tax matters contained in this Prospectus entitled "Tax Consequences of Exchange" and "Federal Income Tax Considerations" are also based on the opinion of Bose McKinney & Evans. John W. Wynne and Darell E. Zink, Jr., officers and directors of the Company, were partners in Bose McKinney & Evans through 1987 and 1982, respectively, and were of counsel to that firm until December, 1990. The spouse of Dayle M. Eby, an officer of the Company, is a partner in Bose McKinney & Evans.


                                     EXPERTS

     The Consolidated Financial Statements and Financial Statement Schedule of the Company as of December 31, 1995, and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated herein by reference have been incorporated herein in reliance on the report of KPMG
Peat Marwick LLP, independent auditors, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                      Registration Fee . . . . . . . . . .  $ 7,387
                      Printing and Engraving Expenses. . .    5,000
                      Legal Fees and Expenses. . . . . . .   25,000
                      Accounting Fees and Expenses . . . .    2,000
                      Blue Sky Fees and Expenses . . . . .    1,000
                      Miscellaneous  . . . . . . . . . . .    1,000
                                                             ------
                      Total . . . . . . . . . . . . . . . . $41,387
                                                             ------
                                                             ------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is an Indiana corporation. The Company's officers and directors are and will be indemnified under Indiana law, the Articles of Incorporation of the Company, and the partnership agreements of the Operating Partnership and Duke Realty Services Limited Partnership against certain liabilities. Chapter 37 of The Indiana Business Corporation Law (the "IBCL") requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The Company's Articles of Incorporation do not contain any provision prohibiting such indemnification.

     The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual's conduct was in good faith and
(ii) the individual reasonably believed (A) in the case of conduct in the individual's official capacity with the corporation that the conduct was in the corporation's best interests and (B) in all other cases that the individual's conduct was at least not opposed to the corporation's best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual's conduct was lawful or (B) had no reasonable cause to believe the individual's conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

     The Company's Articles of Incorporation provide for certain additional limitations of liability and indemnification. Section 13.01 of the Articles of Incorporation provides that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for voting for or assenting to an unlawful distribution, or (iv) for any transaction from which the director derived an improper personal benefit.
Section 13.02 of the Articles of Incorporation generally provides that any director or officer of the Company or any person who is serving at the request of the Company as a director, officer, employee or agent of another entity shall be indemnified and held harmless by the Company to the fullest extent authorized by the IBCL against all expense, liability and loss (including attorneys' fees, judgments, fines certain employee benefits excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with a civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party by reason of the person's service with or at the request of the Company.
Section 13.02 of the Articles of Incorporation also provides such persons with certain rights to be paid by the Company the expenses incurred in defending any such proceeding in advance of the final disposition and the right to enforce indemnification claims against the Company by bringing suit against the Company.

     The Company's Articles of Incorporation authorize the Company to maintain insurance to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the IBCL.

     Each of the partnership agreements for the Operating Partnership and Duke Realty Services Limited Partnership also provides for indemnification of the Company and its officers and directors to substantially the same extent provided to officers and directors of the Company in its Articles of Incorporation, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners and to Duke Realty Services Limited Partnership and its partners, respectively, to substantially the same extent limited under the Company's Articles of Incorporation.

ITEM 16.  EXHIBITS.

     The following exhibits are filed with this Registration Statement:

      3.1 Amended and Restated Articles of Incorporation of Duke Realty Investments, Inc., incorporated by reference from
                    Exhibit 3.1 to the Registration Statement on Form S-3 of Duke Realty Investments, Inc., as amended, File No. 33-61361 (the "Prior 1995 Registration Statement").

      3.2 Amended and Restated Bylaws of Duke Realty Investments, Inc., incorporated by reference from Exhibit 3.2 to the Prior 1995 Registration Statement.

      5 Opinion and consent of Bose McKinney & Evans regarding legality of the securities being registered.*


      8 Opinion and consent of Bose McKinney & Evans regarding tax matters.*

     23.1           Consent of KPMG Peat Marwick LLP.

     23.2           Consent of Bose McKinney & Evans (included in Exhibits 5 and
                    8).

     24 Powers of Attorney (additional powers of attorney filed as part of the signature page to the Registration Statement).*


- --------------
* Previously filed.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby further undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)       To include any prospectus required by section 10(a)(3)
                of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on April 5, 1996.

                                   Duke Realty Investments, Inc.


                                   By: /s/ Dennis D. Oklak
                                       -----------------------------
                                        Vice President and Treasurer




     Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed below on April 5, 1996 by the following persons in the capacities indicated.


     SIGNATURE                     TITLE
     ---------                     -----

       John W. Wynne*         Director and Chairman of the
- ----------------------------  Board
       John W. Wynne

       Thomas L. Hefner*      Director and President and
- ----------------------------  Chief Executive Officer
       Thomas L. Hefner       (Principal Executive Officer)

       Daniel C. Staton*      Director and Executive Vice
- ----------------------------  President and Chief Operating
       Daniel C. Staton       Officer
                              (Principal Operating Officer)

      Darell E. Zink, Jr.*    Director and Executive Vice
- ----------------------------  President, Chief Financial
       Darell E. Zink, Jr.    Officer and Assistant Secretary
                              (Principal Accounting Officer)

       Geoffrey Button*        Director
- ----------------------------
       Geoffrey Button

       Ngaire E. Cuneo*        Director
- ----------------------------
       Ngaire E. Cuneo



       Howard L. Feinsand*     Director
- ----------------------------
       Howard L. Feinsand



       John D. Peterson*       Director
- ----------------------------
       John D. Peterson



       James E. Rogers*        Director
- ----------------------------
       James E. Rogers



       Lee Stanfield*          Director
- ----------------------------
       Lee Stanfield



       Jay J. Strauss*         Director
- ----------------------------
       Jay J. Strauss


* By: /s/ Dennis D. Oklak
      ----------------------
            Dennis D. Oklak
            Attorney-in-Fact